                                                                     EXHIBIT 4.4

                  FORM OF FLOATING RATE DEBT SECURITY (LIBOR)

                  (FORM OF FACE OF FLOATING RATE DEBT SECURITY)

[IF THE DEPOSITORY TRUST COMPANY IS THE DEPOSITORY, INSERT THE FOLLOWING:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[IF DEBT SECURITY IS A GLOBAL DEBT SECURITY, INSERT THE FOLLOWING:

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]

No. ___                                                              $__________


                         Verizon Global Funding Corp.
                           [TITLE OF DEBT SECURITY]

VERIZON GLOBAL FUNDING CORP., a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the "Company"), for value received, hereby promises to pay to ________________, or registered assigns, the principal sum of _______________________ Dollars on ______________
(the "Maturity Date"), and to pay interest on said principal sum at the floating rate per annum determined in accordance with the provisions below (the "Interest Rate"), until the principal hereof is paid or duly provided for, and (to the extent that payment of such interest is legally enforceable) at the Default Rate (as defined below) per annum on any overdue principal, premium, if any, and/or interest. The Company will pay interest in arrears on each Interest Payment Date (as defined below), commencing with the first Interest Payment Date next succeeding ___________, (the "Original Issue Date"), and on the Maturity Date. Interest on this Debt Security will be computed on the basis of a 360 day year for the actual number of days elapsed. As used herein, "Interest Payment Date" means each ________________ in each year, provided that if any such date falls on a day that is not a Business Day with respect to this Debt Security the applicable Interest Payment Date shall be the next succeeding Business Day unless such Business Day is in the next succeeding calendar month, in which case the applicable Interest Payment Date shall be the immediately preceding Business Day.

Interest on this Debt Security will accrue from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the Original Issue Date if no interest has been paid or duly provided for) to, but excluding, the next applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period"). The amount of accrued interest payable for any Interest Period, shall be calculated by multiplying the face amount of this Debt Security by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the Original Issue Date, computed by dividing the Interest Rate applicable to such day by 360.

If the Maturity Date of this Debt Security falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest shall be made on the next succeeding Business Day, as if made on the date such payment was due, and no interest on such payment shall accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Debt Security (or one or more predecessor Debt Securities) is registered (the "holder") at the close of business on the fifteenth calendar day (whether or not a Business Day, as defined below) immediately preceding such Interest Payment Date (the "Record Date"); provided, however, that interest payable on the Maturity Date shall be payable to the person to whom the principal hereof and premium, if any, hereon shall be payable. Any such interest not so punctually paid or duly provided for ("Defaulted Interest") will forthwith cease to be payable to the holder on any Record Date, and shall be paid to the person in whose name this Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee (as defined on the reverse hereof), notice whereof shall be given to the holder of this Debt Security by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Debt Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided for in the Indenture. The Default Rate applicable to this Debt Security shall be LIBOR [plus/minus] __%.

Payment of principal, premium, if any, and interest in respect of this Debt Security shall be made in immediately available funds upon presentation and surrender of this Debt Security (and, with respect to any applicable repayment of this Debt Security, a duly completed election form as contemplated on the reverse hereof) at the corporate trust office of the Trustee ("Corporate Trust Office") in the Borough of Manhattan, The City of New York, State of New York, or at such other paying agency in The City of New York, State of New York, as the Company may determine. Payment of interest due on any Interest Payment Date other than the Maturity Date may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained at the aforementioned office of the Trustee; provided, however, that a holder of U.S.$10,000,000 or more in aggregate principal amount of Debt Securities shall be entitled to receive interest payments on such Interest Payment Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such holder.

As used herein, "Business Day" means any day except a Saturday, Sunday or a legal holiday in The City of New York, State of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, that such day is also a London Business Day. "London Business Day" means any day on which dealings in United States dollars are transacted in the London interbank market.

The Interest Rate on this Debt Security shall be calculated by an agent appointed by the Company for the purpose (the "Calculation Agent") and shall be equal to LIBOR (as defined below) [plus/minus] _____%; provided, however, that the Interest Rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date (as defined below) shall be _____% (the "Initial Interest Rate"). The Interest Rate shall be reset each ________ (each an "Interest Reset Date"), commencing ______, ____ (the "Initial Interest Reset Date"). The Interest Rate in effect on each day that is not an Interest Reset Date shall be the Interest Rate determined as of the second London Business Day (as defined below) preceding the applicable Interest Reset Date (each an "Interest Determination Date") pertaining to the immediately preceding Interest Reset Date and the Interest Rate in effect on any day that is an Interest Reset Date shall be the Interest Rate determined as of the Interest Determination Date pertaining to such Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date shall be the Initial Interest Rate. If any Interest Reset Date would otherwise be a day that is not a Business Day, the Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

"LIBOR" shall be determined by the Calculation Agent in accordance with the following provisions:

     (i) With respect to any Interest Determination Date, LIBOR shall be the rate for deposits in United States dollars having a maturity of __ months commencing on the first day of the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 A.M., London time, on such Interest Determination Date. If no such rate appears LIBOR in respect to such Interest Determination Date shall be determined in accordance with the provisions described in (ii) below.

     (ii) With respect to an Interest Determination Date on which no rate appears on Telerate Page 3750, as specified in (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of __ months, commencing on the first day of the applicable Interest Period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such Interest Determination Date shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such Interest Determination Date shall be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having a __-month maturity and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such Interest Determination Date shall be LIBOR in effect on such Interest Determination Date.

"Telerate Page 3750" means the display designated as "Page 3750" on Telerate, Inc. (or any successor service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

The Interest Rate applicable to each Interest Period commencing on the related Interest Reset Date shall be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below).

The Calculation Agent (which initially shall be First Union National Bank and which may be changed by the Company from time to time) shall calculate the Interest Rate on this Debt Security on or before each Calculation Date and, upon request, provide holders of the Debt Securities the Interest Rate then in effect and, if determined, the Interest Rate which shall become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to this Debt Security. The Calculation Agent's determination of any interest rate shall be final and binding absent error in the calculation thereof. The "Calculation Date" pertaining to any Interest Determination Date shall be the earlier of (a) the tenth calendar day after such Interest Determination Date, or if any such day is not a Business Day, the next succeeding Business Day, or (b) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Notwithstanding the other provisions herein, the Interest Rate hereon shall in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Except as otherwise provided herein, all percentages resulting from any calculation shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
 .0987655)), and all amounts used in or resulting from such calculation shall be rounded to the nearest cent (with one-half cent being rounded upward).

The Company is obligated to make payments of principal, premium, if any, and interest, if any, in respect of this Debt Security in United States dollars.

This Debt Security shall not be entitled to any benefit under the Indenture hereinafter referred to, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Debt Security are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

The undersigned hereby certifies that the Support Agreement endorsed hereon is a true and complete copy of the manually executed Support Agreement.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated:                                          VERIZON GLOBAL FUNDING CORP.


[Seal]                                           By __________________
                                                     President

Attest:


By _____________________
   Secretary

                         CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

                           First Union National Bank
                      as Trustee, Authenticating Agent and
                               Security Registrar

                         By __________________________
                              Authorized Signatory

                           Dated:

                      (FORM OF REVERSE OF DEBT SECURITY)

This Debt Security is one of a duly authorized series of Securities of the Company (herein sometimes referred to as the "Securities"), all issued or to be issued in one or more series under and pursuant to an Indenture dated as of December 1, 2000 (the "Indenture"), duly executed and delivered by the Company, Verizon Communications Inc. ("Verizon Communications") and First Union National Bank (hereinafter referred to as the "Trustee"), as amended and supplemented, to which Indenture reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company, Verizon Communications and the holders of the Securities. By the terms of the Indenture, the Securities are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as in the Indenture provided. This Debt Security is one of the series designated on the face hereof (herein called the "Debt Securities") unlimited in aggregate principal amount.

[INSERT IF GLOBAL DEBT SECURITY - This Global Debt Security shall be exchangeable for Debt Securities in definitive form registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Company that it is unwilling or unable to continue as the Depository or if at any time such Depository is no longer registered or in good standing under the Securities Exchange Act of 1934 or other applicable statute and a successor depository is not appointed by the Company within 90 days or
(ii) the Company executes and delivers to the Trustee an Officers' Certificate that the Global Debt Security shall be so exchangeable. To the extent that the Global Debt Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Debt Securities registered in such names as the Depository shall direct. Notwithstanding any other provision herein, this Global Debt Security may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.]

In case an Event of Default, as defined in the Indenture, with respect to the Debt Securities shall have occurred and be continuing, the principal of all of the Debt Securities may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company, Verizon Communications and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Securities; provided, however, that no such supplemental indenture shall, among other things, (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or modify any provision of the Support Agreement in any way that adversely affects the rights of holders of Securities, without the consent of the holder of each Security so affected or (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security then outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the holders of Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times and place and at the rate and in the money herein prescribed.

The Debt Securities are issuable as registered Debt Securities without coupons. [*IF THE ISSUE IS DENOMINATED IN U.S. DOLLARS, INSERT THE FOLLOWING: The Debt Securities shall be in denominations of $1,000 or any integral multiple thereof.*] Debt Securities may be exchanged, upon presentation thereof for that purpose, at the office or agency of the Company in the City of New York, State of New York, for other Debt Securities of authorized denominations, and for a like aggregate principal amount and series, and upon payment of a sum sufficient to cover any tax or other governmental charge in relation thereto.

The Debt Securities will not be redeemable prior to maturity.

As provided in the Indenture and subject to certain limitations therein set forth, this Debt Security is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Company in the City of New York, State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Security Registrar duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debt Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Debt Security the Company, the Trustee, any paying agent and any Security Registrar for the securities may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar for the securities) for the purpose of receiving payment of or on account of the principal hereof and (subject to Section 310 of the Indenture) interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar for the securities shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

Holders of the Notes are entitled to the benefits of a Support Agreement between the Company and Verizon Communications Inc. in the form endorsed hereon.

[INSERT IF GLOBAL DEBT SECURITY --The Depository by acceptance of this Global Debt Security agrees that it will not sell, assign, transfer or otherwise convey any beneficial interest in this Global Debt Security unless such beneficial interest is in an amount equal to an authorized denomination for Debt Securities of this series. ]

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

                               SUPPORT AGREEMENT
                                    BETWEEN
                          VERIZON COMMUNICATIONS INC.
                                      AND
                         VERIZON GLOBAL FUNDING CORP.

          This Agreement, made and entered into as of October 31, 2000, by and between Verizon Communications Inc., a Delaware corporation ("Parent"), and Verizon Global Funding Corp., a Delaware corporation ("Subsidiary").

                             W I T N E S S E T H :
                             --------------------

          WHEREAS, Parent is directly or indirectly the owner of 100% of the outstanding common stock of Subsidiary; and

          WHEREAS, Subsidiary has incurred, and from time to time will incur, indebtedness through (a) the public and non-public debt markets, (b) the issuance of commercial paper, (c) bank credit facilities, (d) negotiated loans,
(e) foreign exchange transactions or financial derivative agreements, (f) bid and performance bonds or financial agreements in respect of the activities of affiliates and subsidiaries of Verizon Investments Inc. and (g) structured transactions involving the issuance, repurchase or guarantee of the equity instruments of subsidiaries of the Parent (including any required capitalization of such subsidiaries) where the proceeds received from such structured transactions would be considered indebtedness for U.S. income tax purposes (all such debt instruments, loans, commercial paper, bank agreements, foreign exchange transactions, derivative agreements, bid and performance bonds, financial guarantees and other instruments that would be considered indebtedness for U.S. income tax purposes being hereinafter referred to as "Debt"), thereby incurring indebtedness to parties other than Parent and its affiliates; and

          WHEREAS, in order to enhance and maintain the financial condition of Subsidiary to enhance its ability to issue Debt, Parent and Subsidiary from time to time have entered into support agreements, including a Support Agreement dated as of April 3, 1998 (the "1998 Support Agreement"); and

          WHEREAS, Parent and Subsidiary desire to amend and restate the 1998 Support Agreement in its entirety as hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree that the 1998 Support Agreement shall be amended and restated in its entirety as follows:

          1.  Stock Ownership.  During the term of this Agreement, Parent will
              ---------------
own directly or indirectly all of the voting capital stock of Subsidiary now or hereafter issued and outstanding .

          2.  Net Worth.  During the term of this Agreement, Parent shall cause
              ---------
Subsidiary to maintain at all times a positive tangible net worth, as determined in accordance with generally accepted accounting principles.

          3.  Liquidity Provision.  If, during the term of this Agreement,
              -------------------
Subsidiary requires funds to make timely payment of interest, principal or premium, if any, on any Debt, and such funds are not obtainable by Subsidiary from other sources on commercially reasonable terms, Parent shall provide to Subsidiary, at its request, such funds either as equity or as a loan, at Parent's option, to assure that the Subsidiary will be able to pay such principal, interest and premium, if any, when due. If such funds are advanced to Subsidiary as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as Parent and Subsidiary shall agree. Notwithstanding the foregoing, any such loan shall be subordinated in all respects to any and all Debt, whether or not such Debt is outstanding at the time of such loan.

          4.  Waivers.  Parent hereby waives any failure or delay on the part of
              -------
Subsidiary in asserting or enforcing any of its right or in making any claims or demands hereunder.

          5.  Rights of Lender.  Except as may be provided in any indenture or
              ----------------

agreement pursuant to which Debt is issued, any Lender (defined below) shall have the right to proceed directly against Parent without first proceeding against Subsidiary to enforce Subsidiary's rights under paragraphs 1, 2 and 3 of this Agreement or to obtain payment of any defaulted interest, principal or premium owed to such Lender. However, in no event may any Lender, on default by Parent or Subsidiary under the terms of the indenture or other agreement pursuant to which Debt is issued, or upon failure to comply with this Agreement by Parent or Subsidiary, have recourse to or against the stock or assets of Verizon Services Corp., Telecom Corporation of New Zealand Limited or any operating telephone company which may from time to time be owned directly or indirectly by Parent. The Term "Lender", as used in this Agreement, shall mean any Person, firm or corporation to which Subsidiary is indebted for the Debt or which is acting as trustee or authorized representative with respect to the Debt on behalf of such person, firm or corporation.

          6.  Termination; Amendment.  This Agreement may be modified or amended
              ----------------------
in a manner that adversely affects the rights of the holders of Debt only if all Lenders consent in advance and in writing to such modification or amendment. No modification or amendment to this Agreement relating to the provisions set forth in paragraphs 1, 2, 3 or 5 or this sentence shall be made unless Subsidiary applies to the Securities and Exchange Commission for an amended order relating to such modifications or amendment, and the Commission grants such amended order. This Agreement may be terminated by either the Parent or the Subsidiary by notice to the other party, provided that such termination shall be effective only after all outstanding Debt issued by the Subsidiary is paid in full.

          7.  Notice.  Any notice, instruction, request, consent, demand or
              ------
other communication required or contemplated by this Agreement to be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

If to Parent;                    Verizon Communications Inc.
                                 1095 Avenue of the Americas
                                 New York, New York  10036

                                 Attention:  Senior Vice President and Treasurer

If to Subsidiary:                Verizon Global Funding Corp.
                                 3900 Washington Street, 2nd Floor
                                 Wilmington, Delaware  19802

                                 Attention:  President and Treasurer

          8.  Successors.  The covenants, representations, warranties and
              ----------
agreements herein set forth shall be mutually binding upon, and inure to the mutual benefit of, Parent and its successors, Subsidiary and its successors and Lenders from time to time.

          9.  Governing Law; Counterparts.  This Agreement shall be governed by
              ---------------------------
the laws of the State of New York. This instrument may be executed in counterparts and the executed counterparts shall together constitute one instrument.

          IN WITNESS WHEREOF, the parties have set their hands and affixed their corporate seals as of the day and year first above written.

ATTEST:                                  VERIZON COMMUNICATIONS INC.

By: /s/ Robert W. Erb                    By: /s/ William F. Heitmann
    -----------------------                  -----------------------------------
    Assistant Secretary                      Senior Vice President and Treasurer

(SEAL)

ATTEST:                                  VERIZON GLOBAL FUNDING CORP.

By: /s/ Robert W. Erb                    By: /s/ Janet M. Garrity
    -----------------------                  -----------------------------------
    Secretary                                President and Treasurer

(SEAL)